EXHIBITS TO BE FILED BY EDGAR




Exhibits

         4-A GPU Companies Employee Savings Plan For Nonbargaining Employees (the "Plan") as restated through October 1, 1998 to reflect amendments effective as of January 1, 1997, January 1, 1998 and October 1, 1998.

         24-A     Power of Attorney